SmartHeat Inc. Announces Common Stock Offering

NEW YORK, November 17, 2010 /PRNewswire-Asia/ — SmartHeat Inc. (NASDAQ: HEAT) announced today that it is offering 5,000,000 shares of its common stock in an underwritten public offering pursuant to an effective shelf registration statement. Barclays Capital is the sole bookrunner and Oppenheimer & Co. is the co-lead manager.

SmartHeat will grant the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments, if any.

SmartHeat intends to use the net proceeds from the sale of the common stock for general corporate purposes and potential acquisitions, although no specific acquisition candidate has been identified to date.

The offering of the common stock is being made solely by means of a prospectus supplement and accompanying prospectus. When available, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained for free by contacting Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (888) 603-5847 or email barclaysprospectus@broadridge.com.

This offering will be made pursuant to SmartHeat’s shelf registration statement filed previously with the Securities and Exchange Commission and declared effective on November 1, 2010. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Market listed (NASDAQ: HEAT) U.S. company with its primary operations in China. SmartHeat is a market leader in China’s clean technology energy savings industry. SmartHeat manufactures heat exchangers, custom plate heat exchanger units (PHE Units) and heat meters. SmartHeat’s products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat’s products significantly reduce heating costs, increase energy use, reduce air pollution, and have broad applications. SmartHeat’s customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China’s heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to the China Heating Association.

Safe Harbor Statement

Statements in this press release that are not historical facts are “forward looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s Form 10-K and other public filings with the Securities and Exchange Commission. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations as to the common stock offering. These forward-looking statements involve a number of risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

Contacts:
Investment Community	News Media
RHETT WANG	JANE AI
Vice President of Strategy and Development	Corporate Secretary
011-86-24-25363366	011-86-24-25363366
info@SmartHeatInc.com